Exhibit 99.1

BlueLinx Announces Appointment of Christina (Chris) Corley to Board of Directors

ATLANTA, September 26, 2025 - BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today announced that Christina (Chris) Corley has been appointed to BlueLinx’s Board of Directors, effective September 22, 2025. She will also serve as a member of the Board’s Human Capital and Compensation and Nominating and Governance committees.

“We are excited to welcome Chris as our newest independent director to the BlueLinx Board of Directors,” said Kim Fennebresque, Chairman of the Board. “Her strong public company experience, including significant strategic, commercial and P&L responsibilities, will complement the skillset and experience of our current Board members.”

“Chris will add to the depth of our Board, and her strong commercial, technology, digital and innovation experience will further enable BlueLinx to execute its growth strategies,” said Shyam Reddy, President and CEO. “We look forward to welcoming Chris to the team and believe her insights and experience will be incredibly valuable to the Company at this important time in BlueLinx’s journey.”

Chris Corley brings to BlueLinx over 35 years of experience in the data and technology sector and currently serves as President, International and Vice Chair for CDW Corporation (NASDAQ: CDW), a Fortune 200 global provider of technology solutions. After joining CDW in 2011 as Senior Vice President of Corporate Sales, she continued to serve in a variety of leadership roles, including serving as Senior Vice President, Commercial and International Markets, Chief Operating Officer, and Chief Commercial and Operating Officer, prior to her current role. Before joining CDW, she was a principal and the Chief Executive Officer of Corporate PC Source, which was acquired by Zones, Inc. where she spent eight years, most recently serving as President and Chief Operating Officer. She began her career in sales and marketing, holding various positions at IBM, Dataflex, a value-added reseller, and VisionTek, a PC hardware company.

Chris holds a Bachelor’s Degree in Finance from the University of Illinois, and a Master’s Degree in Management and Strategy from the Northwestern University Kellogg School of Management.

ABOUT BLUELINX

BlueLinx Holdings Inc. (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing fifty states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers, and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

INVESTOR CONTACT

Tom Morabito

Investor Relations Officer

(470) 394-0099

investor@bluelinxco.com

MEDIA CONTACT

Jenna Levy

Senior Manager, Corporate Communications

(770) 221-2411

bluelinx.communications@bluelinxco.com